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                                                                   EXHIBIT 10.35


March 14, 1997


Ms. Karin Eastham
4965 Gunston Court
San Diego,CA 92130


Dear Karin:

We are pleased to offer you the position of Vice President, Finance and Administration and Chief Financial Officer with CombiChem, Inc. at a starting salary of $15,500.00 per month. The preferred starting date of the position is to be April 14th, 1997. If you accept this offer, you would begin work as an exempt employee.

So long as you are otherwise eligible, you will be provided coverage under the terms and conditions of CombiChem's various standard benefits programs including health care for yourself and your dependents and four weeks personal leave each year. In addition, CombiChem will provide you with the following compensation items: At the end of each fiscal year, the CEO and Board of Directors shall determine, in its reasonable discretion, the size and amount of Employee's performance bonus, if any, up to a maximum of twenty percent (20%) of Employee's base salary during the prior fiscal year. The Annual Performance Bonus shall be paid to Employee within sixty (60) days following Employer's fiscal year end. The first year bonus is not guaranteed and will be pro-rated to your start date. You will be granted an option to purchase 350,000 shares of common stock at the current per share price of $0.10 with standard vesting provisions over four years. Per our discussion, we will be flexible on structuring your start date so that you can take advantage of the current price of the options. As an employee of CombiChem you will be eligible to participate in CombiChem's standard employee benefit package as set forth in the Employee's Handbook which may be amended from time to time.

Although Employer and Employee anticipate a long and mutually rewarding employment relationship, either party may terminate this Agreement, without cause, upon fourteen (14) days prior written notice delivered to the other party. It is expressly understood and agreed that the employment is not for any specified term, and without any agreement for employment, for so long as Employee performs satisfactorily. In the event that Employer terminates Employee pursuant to the above condition, Employee shall be entitled to receive an aggregate severance benefit of six months of Employee's then current base salary and benefits which shall be paid by Employer in six (6) equal monthly installments until fully paid or until Employee has secured


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full-time employment. This agreement expires two years after the date of hire and does not apply if the Employer/Employee relationship is terminated "for cause." Employer may immediately terminate this employment relationship "for cause" upon written notice to the Employee. Your employment is contingent on your providing CombiChem with the legally required proof of your identity and authorization to work in the United States. As a condition of your employment, you will be required to sign CombiChem's standard Employee Confidentiality and Invention Assignment Agreement.

We understand that you will have satisfied your obligations to your former employer before you become an employee of CombiChem, Inc. The above terms and conditions have been established to reflect the importance of your position with CombiChem.

Karin, if you agree with and accept the terms of this offer of employment, please sign below and return this letter to our office. A confidentiality agreement is enclosed for your perusal. Please take time to read the enclosed agreement, sign it and return it to my attention or bring it with you on your first day of work if you decide to accept our offer of employment. If you have questions, please do not hesitate to call on me. We are confident that your employment with CombiChem will prove mutually beneficial, and we look forward to having you join us.

Sincerely,

/s/ Vicente Anido, Jr.

Vicente Anido, Jr.
President & CEO

Accepted by:


/s/ Karin Eastham                      3-17-97
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Karin Eastham                          Date